Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2007 FIRST QUARTER RESULTS,

EARNINGS PER SHARE INCREASED 46.7 PERCENT

CARMEL, IN, April 26, 2007—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that Earnings Per Share (“EPS”) in the first quarter of 2007 increased 46.7 percent to $0.66 compared to $0.45 in the first quarter of 2006. Revenue in the three months ended March 31, 2007 increased 15.8 percent to $204.2 million compared to $176.3 million in the first quarter of 2006.

New student enrollment in the first quarter of 2007 increased 13.1 percent to 12,738 compared to 11,264 in the first quarter of 2006. Total student enrollment increased 12.4 percent to 49,295 as of March 31, 2007, compared to 43,868 as of March 31, 2006. The enrollment numbers and percentages referenced above in this paragraph exclude international enrollments.

The company provided the following information for the three months ended March 31, 2007 and 2006:

Financial and Operating Data For The Three Months Ended March 31st, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2007	2006	Increase/ (Decrease)

Revenue	$204.2	$176.3	15.8%
Operating Income	$44.1	$30.2	45.9%
Operating Margin	21.6%	17.1%	450 bp
Net Income	$27.6	$20.5	34.8%
Earnings Per Share (diluted)	$0.66	$0.45	46.7%
New Student Enrollment (A)	12,738	11,264	13.1%
Continuing Students (A)	36,557	32,604	12.1%
Total Student Enrollment as of March 31st (A)	49,295	43,868	12.4%
Quarterly Persistence Rate (B)	78.0%	75.8%	220 bp
Revenue Per Student (A)	$4,354	$4,102	6.1%
Cash, Cash Equivalents, Restricted Cash and Investments as of March 31st	$350.0	$287.6	21.7%
Bad Debt Expense as a Percentage of Revenue	2.3%	1.4%	90 bp
Days Sales Outstanding as of March 31st	4.3	5.0	(0.7) days
Deferred Revenue as of March 31st	$205.8	$179.3	14.7%
Debt	$150.0	$0	--
Diluted Shares of Common Stock Outstanding	41,590,000	45,798,000	(9.2)%
Shares of Common Stock Repurchased	809,900 (C)	2,225,700 (D)	--
Land and Building Purchases	$4.9 (E)	$5.0 (F)	(0.6)%
Number of New Colleges in Operation	3	3	--
Number of New Learning Sites in Operation	--	2	--
Capital Expenditures, Net	$2.5	$3.6	(30.3)%

___________________

(A)	Excludes international enrollments.

(B)	Represents the number of Continuing Students in the quarter, divided by the Total Student Enrollment as of the end of the immediately preceding quarter.

(C)	For approximately $65.0 million or at an average price of $80.32 per share

(D)	For approximately $140.1 million or at an average price of $62.96 per share.

(E)	Represents the purchase of two college facilities and costs associated with purchasing, renovating, expanding or constructing buildings at six of the company's locations.

(F)	Represents the costs associated with renovating, expanding or constructing buildings at 11 of the company’s locations.

Kevin M. Modany, CEO and President of ITT/ESI, said, “We are extremely pleased with our performance in the first quarter of 2007. The effective execution of our operating initiatives once again delivered results that enhance the value we represent to our shareholders, our students and the employers who hire our graduates. We believe that the continued execution of our proven growth strategy can help us realize operating and financial results over the long term that are similar to our historical compound annual growth rates in these areas.”

Modany continued, “In the first quarter, student success improved as a result of the modifications we made to our hybrid delivery model, as demonstrated by the significant improvement in our first quarter student persistence rate. At the same time, our marketing and recruiting efforts continued to generate strong interest in our programs of study, which helped to produce a substantial increase in our new student enrollment in the first quarter of 2007 compared to the same period in 2006. Advertising costs in the first quarter of 2007 increased 23 percent compared to the same period in the prior year, primarily due to increased advertising associated with operating new colleges and introducing new programs of study.”

Modany added, “We continued our geographic expansion in the first quarter by beginning operations at our 88th college in Pinellas Park, FL, our 89th college in Baton Rouge, LA and our 90th college in Columbia, SC. We remain on track to achieve our goal of opening between six and eight new locations during 2007.”

Modany said, “We are also developing new programs of study to further our programmatic expansion. During the second half of 2007, we plan to begin offering several new technology and non-technology programs that will be taught either in residence or online.”

Modany concluded his remarks by saying, “We continue to believe that the long-term growth prospects for quality postsecondary education institutions, like the ITT Technical Institutes, are very positive.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “We had a very strong quarter financially, with revenue increasing as a result of improved student retention, higher student enrollment and a 5.0 percent tuition increase that became effective in March 2007.”

Fitzpatrick added, “Our ability to leverage our operating model, together with greater operating efficiencies, allowed much of the increased revenue to fall to the bottom line, which resulted in a 450 basis point increase in Operating Margin to 21.6 percent in the three months ended March 31, 2007 compared to 17.1 percent in the first quarter of 2006.”

Fitzpatrick noted, “In the three months ended March 31, 2007, we repurchased 809,900 shares of our common stock at an average purchase price of $80.32 per share or $65.0 million in total. If the market conditions remain appropriate, we intend to continue repurchasing our shares throughout the remainder of 2007.”

The company announced that, on April 24, 2007, its Board of Directors authorized the repurchase of up to an additional 5,000,000 shares of its outstanding common stock. As a result, there are 6,871,200 shares available for repurchase under the company’s repurchase authorization. The shares may be repurchased, from time to time depending on market conditions and other considerations, in the open market or through privately negotiated transactions in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Fitzpatrick said, “Bad debt expense as a percentage of revenue increased to 2.3 percent in the three months ended March 31, 2007 compared to 1.4 percent in the same period during 2006. We believe that our bad debt expense will remain within our historical range of 1.0 and 3.0 percent of revenue. Days sales outstanding was 4.3 days as of March 31, 2007 and 5.0 days as of March 31, 2006.”

Fitzpatrick closed by noting, “The fundamentals of our business remain extremely strong and, as a result of our operational and financial performance during the first quarter of 2007, we are raising our internal goal for 2007 EPS from the range of $3.17 to $3.21 to the revised range of $3.40 to $3.50.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Nancy Brown	www.ittesi.com
Director Corporate Relations

(317) 706-9260

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	March 31, 2007	December 31, 2006	March 31, 2006
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$8,012	$161,905	$6,672
Short-term investments	341,460	195,007	270,879
Accounts receivable, net	9,858	9,367	9,775
Deferred income taxes	7,486	4,771	4,015
Prepaid expenses and other current assets	13,397	9,902	30,264
Total current assets	380,213	380,952	321,605

Property and equipment, net	149,207	148,411	131,070
Direct marketing costs, net	21,560	21,628	18,392
Investments	--	--	9,521
Other assets	9,354	9,329	1,078
Total assets	$560,334	$560,320	$481,666

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$56,358	$47,948	$42,185
Accrued compensation and benefits	11,273	13,899	9,010
Accrued income taxes	8,015	11,003	7,122
Accrued other taxes	3,574	3,242	2,901
Other accrued liabilities	8,013	6,251	5,818
Deferred revenue	205,770	202,162	179,326
Total current liabilities	293,003	284,505	246,362

Long-term debt	150,000	150,000	--
Deferred income taxes	12,822	13,713	14,432
Minimum pension liability	--	--	9,899
Other liabilities	12,869	8,157	7,737
Total liabilities	468,694	456,375	278,430

Shareholders' equity
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--	--
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued	541	541	541
Capital surplus	32,921	46,982	65,472
Retained earnings	537,961	508,195	410,153
Accumulated other comprehensive (loss)	(6,448)	(6,533)	(6,016)
Treasury stock, 13,344,700, 13,029,471 and
10,322,431 shares, at cost	(473,335)	(445,240)	(266,914)
Total shareholders' equity	91,640	103,945	203,236
Total liabilities and shareholders' equity	$560,334	$560,320	$481,666

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months
	Ended March 31,
	(unaudited)
	2007	2006

Revenue	$204,170	$176,315

Costs and expenses:
Cost of educational services	90,770	90,404
Student services and administrative expenses	69,293	56,112
Special legal and other investigation costs	--	(430)
Total costs and expenses	160,063	146,086

Operating income	44,107	30,229
Interest income, net	844	2,507
Income before provision for income taxes	44,951	32,736
Provision for income taxes	17,354	12,262

Net income	$27,597	$20,474

Earnings per share:
Basic	$0.67	$0.46
Diluted	$0.66	$0.45

Supplemental Data:
Cost of educational services	44.5%	51.3%
Student services and administrative expenses	33.9%	31.8%
Special legal and other investigation costs	0.0%	(0.2%)
Operating margin	21.6%	17.1%
Student enrollment at end of period	49,295	43,868
Technical institutes at end of period	90	84
Shares for earnings per share calculation:
Basic	40,915,000	44,823,000
Diluted	41,590,000	45,798,000

Effective tax rate	38.6%	37.5%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months
	Ended March 31,
	(unaudited)
	2007	2006
Cash flows from operating activities:
Net income	$27,597	$20,474
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	6,641	4,898
Provision for doubtful accounts	4,641	2,549
Deferred income taxes	(3,606)	(764)
Excess tax benefit from stock option exercises	(11,050)	(3,164)
Stock-based compensation expense	1,975	1,921
Changes in operating assets and liabilities:
Accounts receivable	(5,132)	1,665
Prepaid expenses and other assets	(3,520)	(16,191)
Direct marketing costs, net	68	(902)
Accounts payable and accrued liabilities	12,403	(14,432)
Income and other accrued taxes	10,746	12,036
Deferred revenue	3,608	3,872
Net cash flows from operating activities	44,371	11,962

Cash flows from investing activities:
Facility expenditures and land purchases	(4,918)	(4,949)
Capital expenditures, net	(2,519)	(3,613)
Proceeds from sales and maturities of investments	590,817	372,535
Purchase of investments	(737,270)	(255,245)
Net cash flows from investing activities	(153,890)	108,728

Cash flows from financing activities:
Excess tax benefit from stock option exercises	11,050	3,164
Proceeds from exercise of stock options	9,625	9,218
Repurchase of common shares	(65,049)	(140,135)
Net cash flows from financing activities	(44,374)	(127,753)

Net change in cash and cash equivalents	(153,893)	(7,063)

Cash and cash equivalents at beginning of period	161,905	13,735

Cash and cash equivalents at end of period	$8,012	$6,672